Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

MICROFLUIDICS INTERNATIONAL CORPORATION

Microfluidics International Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Microfluidics International Corporation.

2. This Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to the Restated Certificate of Incorporation amends Article Fourth of the Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by amending and restating Article Fourth in its entirety as follows:

“FOURTH.                      The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000 shares of Common Stock with a par value of $0.01 per share.”

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation this 5th day of June, 2009

Microfluidics International Corporation

/s/ Michael C. Ferrara

Michael C. Ferrara

Chief Executive Officer and President